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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Independent registered public accounting firm" as "Experts" in Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Owens-Brockway Glass Container, Inc. for the registration of $600.0 million of 7 3/8% Senior Notes due 2016 and to the inclusion of our report dated February 17, 2009 (except Notes 1, 18, 20, and 22, as to which the date is June 19, 2009), with respect to the consolidated financial statements and schedule of Owens-Illinois Group, Inc. for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio
July 29, 2009

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Consent of Independent Registered Public Accounting Firm